EXHIBIT 23.3

GERVINUSSTRASSE 17 | D-60322 FRANKFURT AM MAIN

WWW.SHEARMAN.COM | T +49.69.9711.1000 | F +49.69.9711.1100

August 7, 2009

Oesterreichische Kontrollbank Aktiengesellschaft

Registration Statement Pursuant to Schedule B

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the captions “Certain Tax Considerations—United States Taxation” and “Legal Opinions” in the Registration Statement filed pursuant to Schedule B by Oesterreichische Kontrollbank Aktiengesellschaft and the Republic of Austria with the Securities and Exchange Commission of the United States.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/ SHEARMAN & STERLING LLP
Shearman & Sterling LLP